UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2023

Lumentum Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36861	47-3108385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Ridder Park Drive, San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5483

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.001 per share	LITE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On June 13, 2023, Lumentum Holdings Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC, as representative of the Initial Purchasers named in Schedule I thereto (the “Initial Purchasers”), to issue and sell to the Initial Purchasers $525 million aggregate principal amount of 1.50% Convertible Senior Notes due 2029 (the “Notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $78.75 million aggregate principal amount of the Notes on the same terms and conditions, which was exercised in full on June 14, 2023. A total of $603.75 million aggregate principal amount of Notes were issued on June 16, 2023. The aggregate principal amount of the offering was increased from the previously announced offering size of $500 million (or $575 million if the Initial Purchasers exercised their option to purchase additional Notes in full).

The net proceeds from the sale of the Notes were approximately $598.2 million, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company. The Company has used a portion of the net proceeds of the offering to (i) repurchase approximately $125 million aggregate principal amount of its 0.250% Convertible Senior Notes due 2024 using approximately $132.8 million of the net proceeds of the offering, and (ii) purchase approximately $125 million of its common stock, in each case, concurrently with the pricing of the offering in privately negotiated transactions effected through one of the Initial Purchasers or its affiliate, as its agent. The Company intends to use the remaining net proceeds of the offering for general corporate purposes, which may include the repayment or repurchase of its indebtedness, including any of its existing convertible notes, capital expenditures, working capital and potential acquisitions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement that is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On June 16, 2023, the Company entered into an indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 1.50% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2023. The Notes will mature on December 15, 2029, unless earlier redeemed, repurchased by the Company or converted pursuant to their terms.

The initial conversion rate is 14.3808 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $69.54 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) or the Company’s issuance of a notice of redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption.

Prior to the close of business on the business day immediately preceding September 15, 2029, the Notes will be convertible at the option of the holder thereof only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2023 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after September 15, 2029 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time. Upon conversion, the Company will satisfy its conversion obligation in cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election.

The Company may redeem for cash all or any portion of the Notes, at its option (subject to the partial redemption limitation set forth below), on or after June 22, 2026, if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes. If the Company elects to redeem fewer than all of the outstanding Notes, at least $100.0 million aggregate principal amount of the Notes must be outstanding and not subject to redemption as of the redemption notice date. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations, will rank equally with all of the Company’s existing and future senior unsecured indebtedness, including the Company’s outstanding 0.250% Convertible Senior Notes due 2024, the Company’s outstanding 0.50% Convertible Senior Notes due 2026, and the Company’s outstanding 0.50% Convertible Senior Notes due 2028, and will rank senior in right of payment to any indebtedness that is expressly subordinated to the Notes. The Notes will also be effectively subordinated to all of the Company’s existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries.

The following events are considered “events of default” under the Indenture, which may result in the acceleration of the maturity of the Notes:

(1)	default by the Company in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)

default by the Company in the payment of principal of any Note (including the fundamental change repurchase price or redemption price, if applicable) when due and payable on the maturity date, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)

failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4)

failure by the Company to give (i) a fundamental change notice (as described in the Indenture) when due, and such failure continues for five business days or (ii) a notice of a specified corporate transaction (described in the Indenture) when due with respect to the Notes and such failure continues for a period of two business days;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to a consolidation, merger or sale of assets of the Company;

(6)

failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding;

(7)

default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $75,000,000 (or its foreign currency equivalent at the time) in the aggregate of the Company and/or any such subsidiary (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal (or any unpaid interest that is due in connection with any failure to pay any such principal in excess of $75,000,000) of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii), such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; or

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries.

If such an event of default occurs and is continuing (other than an event of default described in clause (8) above), the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the then-outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable. In the event that an event of default of a type described in clause (8) shall occur and be continuing, 100% of the principal of, and accrued and unpaid interest on the Notes will automatically become due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the Indenture and the Form of 1.50% Convertible Senior Notes due 2029, that are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Initial Purchasers or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

Launch Press Release

On June 12, 2023, the Company issued a press release announcing its intention to offer $500 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pricing Press Release

On June 13, 2023, the Company issued a press release announcing the upsize and pricing of its offering of $525 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated June 16, 2023, between Lumentum Holdings Inc. and U.S. Bank Trust Company, National Association.

4.2	Form of 1.50% Convertible Senior Note due 2029 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of June 13, 2023, between Lumentum Holdings Inc. and Goldman Sachs & Co. LLC, as representative of the Initial Purchasers named in Schedule I thereto.

99.1	Launch Press Release, dated June 12, 2023.

99.2	Pricing Press Release, dated June 13, 2023.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMENTUM HOLDINGS INC.

By:	/s/ Wajid Ali
Name:	Wajid Ali
Title:	Chief Financial Officer

June 16, 2023